[LETTERHEAD OF LATHAM & WATKINS LLP}

September 8, 2004

Aztar Corporation

2390 East Camelback Road

Suite 400

Phoenix, Arizona 85016

Re:	Registration Statement on Form S-4; $300,000,000 7 7/8% Senior Subordinated Notes due 2014

Ladies and Gentlemen:

You have requested our opinion set forth below in connection with the Registration Statement on Form S-4 (File No. 333-118336) filed by Aztar Corporation, a Delaware corporation (the “Company”), under the Securities Act of 1933, as amended, with the Securities and Exchange Commission (the “SEC”) on August 18, 2004, as amended by Amendment No. 1 thereto filed with the SEC on the date hereof (the “Registration Statement”). Pursuant to the transactions contemplated by the Registration Statement, $300,000,000 aggregate principal amount of the Company’s 7 7/8% Senior Subordinated Notes due 2014 (the “Exchange Notes”) to be issued under an indenture dated as of June 2, 2004 (the “Indenture”) between the Company and U.S. Bank National Association, as trustee (the “Trustee”), will be issued in exchange for the 7 7/8% Senior Subordinated Notes due 2014 that were issued by the Company on June 2, 2004 (the “Initial Notes”) on the terms set forth in the prospectus contained in the Registration Statement (the “Exchange Offer”).

In our capacity as your counsel in connection with the Exchange Offer, we are familiar with the proceedings taken by the Company in connection with the authorization and the issuance of the Exchange Notes. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein as to the effect on the subject transaction only of the internal laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

September 8, 2004

Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof, the Exchange Notes to be issued in exchange for the Initial Notes have been duly authorized by all necessary corporate action of the Company, and when executed, issued, authenticated and delivered by or on behalf of the Company in accordance with the Indenture in the manner contemplated by the Registration Statement, will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion rendered above relating to the enforceability of the Exchange Notes is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iv) we express no opinion concerning the enforceability of the waiver of rights or defenses contained in Section 717 of the Indenture; and (v) the unenforceability of any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy.

We have not been requested to express and, with your knowledge and consent, do not render any opinion with respect to the applicability to the obligations of the Company under the Exchange Notes and the Indenture of Section 548 of the United States Bankruptcy Code or applicable state law (including, without limitation, Article 10 of the New York Debtor and Creditor Law) relating to fraudulent transfers and obligations.

With your consent, we have assumed for purposes of this opinion that (i) each of the Company and the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) the Trustee (a) has the requisite power and authority to execute and deliver and to perform its obligations under the Indenture and (b) has duly authorized, executed and delivered the Indenture; (iii) the Indenture constitutes the legally valid and binding agreement of the Trustee, enforceable against the Trustee in accordance with its terms; and (iv) the Trustee is in compliance, generally and with respect to acting as Trustee under the Indenture, with all applicable laws and regulations.

September 8, 2004

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters.”

Very truly yours,

/s/    LATHAM & WATKINS LLP